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Exhibit T3E-7

UPC POLSKA, INC.
Voting Materials for Beneficial Owners of UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims) (Class 3)

        UPC Polska, Inc. ("UPC Polska") is soliciting votes on the First Amended Plan of Reorganization, dated October 27, 2003, filed in its Chapter 11 case (the "Plan"). This booklet contains

    •
    The Plan Ballot for Beneficial Owners of UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims).

        Please complete the Plan Ballot and return it as specified in the Voting Instructions. If you hold claims in more than one class, you will receive separate applicable Voting Materials for each claim that you are entitled to vote.

        The enclosed First Amended Disclosure Statement (the "Disclosure Statement") describes the Plan and contains information to assist you in deciding how to vote. The Disclosure Statement also contains a copy of the Plan. Please review the Disclosure Statement, the Plan and these Voting Materials carefully before you vote. You may wish to seek legal, financial, or tax advice concerning the Plan and your claim's classification and treatment under it.

        Questions. If you have any questions about this Plan Ballot or the voting procedures, if you believe that you have received the wrong ballot, or if you do not have a copy of the Disclosure Statement, please contact the Voting Agent—Bankruptcy Services, LLC, 757 Third Avenue, Third Floor, New York, NY 10017, tel. (646) 282-2500 or your broker, bank or other nominee.

VOTING DEADLINE

        The Plan Voting Deadline is 5:00 p.m., New York City Time, on Monday, November 24, 2003.

You should promptly return this Plan Ballot as specified in the Voting Instructions. For the Plan Ballot, please allow sufficient time for your bank, broker or other nominee to process and forward your instructions to the Voting Agent by the Voting Deadline.

If your vote is received by the Voting Agent after the Plan Voting Deadline of November 24, 2003, your vote will not count.

        This is not a letter of transmittal. Do not surrender certificates representing your UPC Polska Notes at this time.

Ex B-1-a	UPC Polska 14 1/2% Senior Notes due 2009, CUSIP No. 045920AF2

VOTING INSTRUCTIONS

HOW TO VOTE ON THE PLAN

1.
Complete both Item 1 (if not already filled out by your nominee) and Item 2 on the Plan Ballot.

2.
Complete Item 3 (if applicable). You must vote all your UPC Polska Notes either to accept or to reject the Plan; unless otherwise applicable as per the Bankruptcy Court's order approving the Disclosure Statement and corresponding Solicitation Materials. You may not split your vote.

3.
Review the certifications contained in Item 4.

4.
Sign the Plan Ballot. If you are an authorized signatory for more than one beneficial owner of UPC Polska Notes, you must execute a separate Plan Ballot for each beneficial owner.

5.
Return the Plan Ballot to your bank, broker or other nominee in the enclosed pre-addressed envelope so that your bank, broker or other nominee receives it in time to process your vote and deliver it to the Voting Agent by the Plan Voting Deadline.

If the Master Ballot submitted on your behalf is not received by the Voting Agent by the Voting Deadline your vote will not count.

Ex B-1-a	UPC Polska 14 1/2% Senior Notes due 2009, CUSIP No. 045920AF2

UPC POLSKA, INC.
Plan Ballot for Beneficial Owners of UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims) (Class 3)

Item 1. Amount of UPC Polska Note Claims (excluding Telecom Owned UPC Polska Note Claims) Voted. I certify that as of the Voting Record Date of October 31, 2003, I held UPC Polska Notes in the following in the following principal amount (upon stated maturity) (insert amount in box below) or that I am the authorized signatory or nominee of that beneficial owner. (If a nominee holds your UPC Polska Notes on your behalf and you do not know the amount, please contact your nominee immediately.) For purposes of this Plan Ballot, do not adjust the principal amount for any accrued or unmatured interest or any accretion factor.

$

Item 2. Vote on Plan (check only ONE box).

☐	ACCEPT (vote FOR) the Plan.	☐	REJECT (vote AGAINST) the Plan.

Item 3. Identify Other UPC Polska Notes Voted. If you hold more than one issue of UPC Polska Notes or hold UPC Polska Notes through more than one record holder, you should receive more than one Plan Ballot. In that case, please fill in the table below (using additional sheets of paper if necessary) and identify the other UPC Polska Notes for which you are the beneficial owner. By returning this Plan Ballot, the beneficial owner certifies that (a) this Plan Ballot is the only Plan Ballot it submitted for the UPC Polska Notes, except for those identified in the following table, and (b) all Plan Ballots for UPC Polska Notes it submitted indicate the same vote indicated in Item 2 of this Plan Ballot.

Fill In Table Below Only If You Have Voted or Are Voting Plan Ballots Other Than This Plan Ballot

Name of Nominee Holder (Broker, Bank, etc.)	Account Number	Type of Other UPC Polska Notes	Principal Amount (Upon Stated Maturity) of Other UPC Polska Notes Voted

Item 4. Certification. By returning this Plan Ballot, the beneficial owner of the UPC Polska Notes set forth in Item 1 above:

  (a)
  authorizes and instructs its nominee (i) to furnish the voting information, customer account number, and the amount of UPC Polska Notes the nominee holds on its behalf in a Master Ballot transmitted to the Voting Agent, and (ii) to retain this Plan Ballot and related information in its records for at least one year after the Voting Deadline;

Ex B-1-a	UPC Polska 14 1/2% Senior Notes due 2009, CUSIP No. 045920AF2

  (b)
  certifies that it (i) has full power and authority to vote to accept or reject the Plan with respect to the UPC Polska Notes identified in Item 1, and (ii) has received a copy of the Disclosure Statement (including the exhibits therein); and

  (c)
  agrees to provide proof of its authority to vote this Plan Ballot if required or requested by the nominee, its agent, the Voting Agent, UPC Polska, or the Bankruptcy Court.

Date: , 2003	Signature:

Name of Holder:
(Print or Type)
Social Security or Federal Tax I.D. No.:
(Optional)
Name of Person Signing:
(If Other than Holder)
Title (if corporation, partnership, or LLC):
(If Other than Holder)
Street Address:

City, State, Zip Code:

Telephone Number:

Ex B-1-a	UPC Polska 14 1/2% Senior Notes due 2009, CUSIP No. 045920AF2

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Exhibit T3E-7